EXHIBIT 10.24

LETTER AGREEMENT DATED FEBRUARY 15, 2007 BETWEEN
PARK-PREMIER MINING COMPANY AND TALISKER REALTY LIMITED

LETTER AGREEMENT
(Project “A”: Approximately 303.1 Acres)

February 15, 2007

This Letter Agreement (“Agreement”) memorializes the agreement of the undersigned, Park Premier Mining Company, a Utah corporation, f/k/a Cummings Mining Company, a/k/a Park Premier Properties; and Park Cummings Mining Company, a Utah corporation, as their respective interests may appear (collectively, “Seller"), to sell to Talisker Realty Limited or assigns (“Buyer”) all right, title and interest in and to approximately 303.1 acres of land in Wasatch County, Utah, as described more particularly in Exhibit “A” attached hereto; together with all rights and appurtenances related thereto (collectively, the “Sale Property”), upon the terms, conditions, and covenants contained herein.  Buyer and Seller are sometimes called the "Parties"; and the Buyer's acquisition of the Sale Property is sometimes called the "Acquisition".

The purchase and sale of the Sale Property shall occur based on the following terms and conditions:

A.           BASIC TRANSACTION

Seller shall sell and Buyer shall purchase “AS-IS,” except as otherwise expressly provided in this Agreement, the Sale Property at the Closing. Within five (5) calendar days of execution of this Agreement by the Parties, this Agreement shall be ratified by the Seller's Board of Directors.  Thereafter, the Closing shall occur within three (3) calendar days of ratification of this Agreement by at least a majority of the Seller's Shareholders and satisfaction of the conditions below.  Buyer shall not assume any liabilities associated with the Sale Property unless agreed in writing by the Parties, and subject to the Seller’s representations and warranties below, Buyer shall release Seller from all post-Closing liabilities associated with the Sale Property. The obligation of the Seller to close this agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions: (a) Seller and Ranch 248 LLC or assigns, and associated third parties shall have entered into and delivered copies of Letter Agreements (Project “B,” and Project “C”: Approximately 30 Acres) mutually acceptable to the parties thereto; and (b) the directors and shareholders of Seller shall have approved and ratified this Agreement and Project “C” as described above.

B.           PURCHASE PRICE

The Purchase Price of the Sale Property is $7,000,000 payable by Buyer to Seller as follows:

1	$3,250,000 in cash, payable at Closing;

2	$3,750,000 within two years of Closing, payable by means of a lot exchange as set forth in the attached Addendum.

C.           OTHER TERMS

1
Seller Warranties and Representations: Seller represents that Seller has fee title to the Property and will convey good and marketable title to Buyer at Closing by Special Warranty Deed, free from any encumbrances except those approved by Buyer.  Seller agrees to be responsible for taxes related to the Property prior to Closing.  Seller will cause to be paid by Closing all mortgages, trust deeds, judgments, mechanic's liens, damages, claims, tax liens and warrants involving the Property which are not removed in the Title Policy delivered at Closing, and will indemnify and hold Buyer harmless from and against such to the extent related to any events and/or ownership of the Property prior to Closing. Seller disclaims, and makes no representation or warranty with respect to water or water rights including, without limitation, the ability of the Property to participate in, or purchase water rights from any water district.

2
Seller Disclosures:  No later than ten days following execution of this Agreement, Seller shall provide to Buyer the following (“collectively, "Seller Disclosures"): (a) a current commitment for a policy of title insurance issued by Coalition Title Agency; (b) a copy of any leases and rental agreements now in effect, if any, with regard to the Property; (c) a copy of written notices of any claims or conditions concerning the Property, if any, including without limitation,  any relating to environmental conditions; and (d) any documents, surveys or studies in Seller’s possession concerning the Property.  Within three days of receipt of the Seller Disclosures, Buyer may (i) terminate this Agreement based on any material condition adversely affecting the Property, as identified in the Seller Disclosures, or (ii) give Seller with written notice of unmerchantability of title or of any other unsatisfactory title condition shown by the title documents.  If Seller receives notice of unmerchantability of title or any other unsatisfactory title conditions, Seller shall use reasonable efforts to correct said items and shall bear any nominal expense to correct the same prior to Closing.  If such unsatisfactory title conditions are not corrected on or before Closing to Buyer’s satisfaction, this Agreement shall then terminate; provided, however, Buyer may, by written notice received by Seller, on or before Closing, waive objection to such items and proceed to Closing.  Upon such waiver and notwithstanding any other provision of this Agreement to the contrary, all of Seller’s obligations as to any such waived conditions shall be deemed discharged and satisfied, and Seller shall be deemed released by Buyer from any and all claims in connection therewith.

3
 1031 Exchange:  If requested by a Party, the other Party agrees to cooperate with the other Party in effectuating a tax-deferred exchange in accordance with IRC Section 1031 relative to either the Sale Property or the Exchange Property, which exchange may result in the assignment of such Party's interest in this Agreement to an exchange intermediary.  In no event shall the cooperating Party be obligated to:  (a) take title to any replacement property that is not the subject of this Agreement; (b) incur any obligation, indebtedness, liability, cost or expense as a result of cooperation to effect that exchange; (c) act as a qualified intermediary for any deferred like-kind exchange; or (d) agree to any extension of the Closing Date.  The exchanging Party agrees to indemnify , defend and hold harmless the cooperating Party from and against any and all claims, suits, proceedings, liabilities, damages, losses, costs and expenses including, without limitation, reasonable attorneys' fees and disbursements in any way connected with the cooperation with the effort to effect such an exchange.

D.           COSTS

               The Buyer and Sellers are responsible for their respective costs and expenses incurred at any time in connection with pursuing or consummating the Acquisition.  Notwithstanding the foregoing, Seller shall be responsible for the title insurance premium for an Owner’s Policy of Title Insurance in the full amount of the Purchase Price.  Each Party shall be responsible for one half of the Closing costs, with items such as property taxes to be pro-rated as of the Closing.

E.           MISCELLANEOUS

1  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement.

2  Binding Effect.  Upon execution of this Agreement, the purchase and sale of the Sale Property shall occur in accordance with the terms and conditions of this Agreement.

3  Confidentiality.  The Parties shall at all times keep the terms and conditions of this Agreement, the attached Addendum and the transaction involving the purchase and sale of the Sale Property strictly confidential, and shall not disclose such outside their respective organizations except that the Parties may disclose such to any party providing financing or professional services to it or its affiliates, or as required by law either through mandatory legal process or in disclosures required of public companies. Each Party shall cause its members, officers, employees, agents, representatives and affiliates to abide by the provisions of this Paragraph 3. or as may be required by law

4  Governing Law; Jurisdiction; Costs.  This Agreement shall be construed in accordance with and governed by the laws of the State of Utah.  In the event of any dispute related to this Agreement or the Property, (i) any formal action shall be commenced and maintained in federal and/or state courts located in Utah, and (ii) the prevailing party shall be entitled to all costs and expenses related thereto, including attorney’s fees.

5  Commissions.   Each party represents and warrants that no broker or finder has acted directly or indirectly for it in connection with this Agreement, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in connection with the transactions contemplated herein.

The captions and headings of this Agreement are for convenience and reference only, and do not affect the construction or interpretation of any of its provisions.  In this Agreement the singular includes the plural, the plural the singular, and the use of any gender is applicable to all genders.  This Agreement shall not be assigned without the prior written consent of the parties hereto, such consent not to be unreasonably withheld.

Park Cummings Mining Company

By:	/s/ Robert W. Dunlap

Its:	President 2/21/07

Park Premier Mining Company	Talisker Realty Limited

By: /s/ Robert W. Dunlap	By: /s/ David J. Smith

Its: President 2/21/07	Its: Authorized / Signing Officer

Addendum to Letter Agreement Dated February 15, 2007
between
Talisker Realty Limited and its Assigns, as Buyer, and
Park Premier Mining Co., and Park Cummings Mining Co.

This Addendum forms a part of the Agreement, and describes the methodology and details related to payment of that portion of the Purchase Price listed in section B 2 of the Agreement, such portion being the amount of $3,750,000.00 (the “Remainder”).  Capitalized terms used in this Addendum shall have the definitions ascribed to them in the Agreement unless otherwise expressly defined herein.

1.  Payment by Means of Land Swap; Lot Selection.  The Remainder shall be paid to Seller in the form of a land swap consisting of conveyances to Seller of unimproved, platted, single family lots (“Lots”) located in Wasatch County, Utah, within the project known as Tuhaye, as described on Exhibit “A” attached hereto and incorporated in this Agreement.  For purposes of this land swap, included in the definition of Tuhaye is the Sale Property, and the property identified in Project “B” and Project “C,” as defined in Letters of Intent dated as of the date hereof and attached hereto as Exhibit “B” (collectively, the “Lot Inventory Property”). At Closing, Seller shall designate a Seller’s Representative for purposes of selecting Lots as described below.  The Lots shall be selected by Seller’s Representative, delivered to Seller, and credited against the Remainder, as follows:

a.
Commencing at and for a period of 24 months following Closing (the "Selection Period), and subject to the limitations of this subparagraph "a" and the provisions of Paragraph 2, below, the Seller’s Representative shall select Lots having a combined “Value” (determined as described below) of at least $3,500,000 but not more than $4,000,000 from among the then existing inventory of Lots that have been priced and released to the general public for purchase or for formal reservation, and that are either not then under contract or reservation, or that are under contract or reservation pursuant to a non-arms-length contract or reservation that is at least six months old and that is with a person or entity controlled by Buyer.  In the event that (i) plats have not been recorded on the Lot Inventory Property within the Selection Period such that Seller is unable to select all of the Lots Seller is entitled to select hereunder, and (ii) Seller has in fact not selected all of the Lots Seller is entitled to select hereunder, then the Selection Period shall be extended up to an additional 36 months until the plats referred to in event (i) above have been filed or until event (ii) above has occurred.  Lots may be selected by Buyer individually or as a series at any time, and from time to time, within the Selection Period.  For purposes of determining Value and the amount to be credited against the Remainder at the time such selected Lots are conveyed to Seller, said Value shall be the retail prices for such lots as published at the time such Lots are selected by Seller.  Such retail prices shall be established by Buyer during the ordinary course of business and in a manner not designed or intended to discriminate against Seller.  Seller’s Lot selection rights shall be exercised by written notice to Buyer and shall be effective only when such notice is actually received by Buyer.

b.
Each Lot selected by Seller's Representative under subparagraph “a”, above, shall be conveyed to Seller (jointly or severally, as designated by Seller) by Special Warranty Deed on a date identified by Seller (the “Conveyance Date”), provided that such Lot is evidenced by a recorded plat on or before the conveyance date identified by Seller.  Subject to Paragraph 2, below, the cumulative Value of all Lots conveyed to Seller hereunder shall not exceed $4,000,000.

c.
Buyer represents that as of the Conveyance Date, the transferor will have fee title to the conveyed Lot(s) and will convey good and marketable title to Seller at the closing thereon free from any encumbrances except those approved by Seller.  Buyer shall cause said transferor to be responsible for taxes, assessments and charges related to the Lot prior to the Conveyance Date.  Buyer will cause to be paid by the Conveyance Date all mortgages, trust deeds, judgments, mechanic's liens, damages, claims, tax liens and warrants involving the Property which are not removed in the Title Policy delivered on the Conveyance Date, and will indemnify and hold Seller harmless from and against such to the extent related to any events and/or ownership of the Lots prior to the Conveyance Date.

d.
 Within thirty (30) days prior to the Conveyance Date,  for each Lot, Buyer shall provide to Seller the following (“collectively, "Buyer Disclosures") with respect to the Lot(s) to be conveyed on the Conveyance Date: (a) a current commitment for a policy of title insurance issued by Coalition Title Agency; (b) a copy of any leases and rental agreements then in effect, if any, with regard to the Lot(s); (c) a copy of written notices of any claims or conditions concerning the Lot(s), if any, including without limitation, any relating to environmental conditions; and (d) any agreements, documents, surveys or studies in Buyer’s possession concerning the Lot(s) including, without limitation, any option or purchase agreements.  Within ten days of receipt of the Buyer Disclosures, Seller may withdraw and reselect all or any of the Lots selected based on any material condition adversely affecting the Lot(s), as identified in the Buyer Disclosures.

2.  Lot Selection & Remainder Reconciliation.  In the event the total of the combined Values of all Lots conveyed to Seller under Paragraph 1, above, is less than the original amount of the Remainder, then the difference between the

Values of such Lots and the Remainder shall be paid in cash by Buyer to Seller on the Conveyance Date for the last Lot selected hereunder.  In the event the total of the combined Values of all Lots conveyed to Seller under Paragraph 1, above, is more than the Remainder, then the difference between said total and the Remainder shall be paid to Buyer by Seller at the time of any conveyance of a Lot to Seller which causes or follows such event.  The events described in this Paragraph 2 shall, in all cases, be subject to the upper and lower dollar amount limit and requirement described in Paragraph 1 above.

3.  Transfers and Sales of Lots.  Seller shall have the right to sell, transfer, exchange or otherwise dispose of the Lots it acquires hereunder (a “Disposition”); provided, however, that the sales price or the value of any consideration received for a Disposition by Seller shall not be less than the lesser of (a) the Value of such lot determined as described in Section 1, above, or (b) the retail sales price of another single family lot which, in Buyer’s reasonable discretion, is comparable to such resold Lot based on lots proximate to the resold Lot.  In connection with any attempted Disposition, Seller may (a) list any resold Lot with its own realtors, (b) list any resold Lot with realtors working for Buyer or any affiliate of Buyer and cooperate with Buyer in the manner in which such resold Lots may be included in standard marketing materials utilized at by such realtors, or (c) offer any resold Lot directly to any third party without the assistance of a realtor.  In no event shall Seller post signs on any Lot.  Buyer shall have a right of first refusal to be exercised within 60 days of notice from Seller with respect to any sale or transfer by Seller of multiple Lots comprising the majority of the Lots ultimately to be selected under Paragraph 1, above.

4.  Talisker Club Memberships and Dues.  Each Lot shall include a dormant Full Talisker Club Membership (a “Membership”).  Because the transfer of lots hereunder to Seller are a means of acquiring the Property, no dues shall be assessed in connection with the Membership associated with any such lot until the earlier of: (i) a post-Disposition owner of such lot activates the Membership in compliance with the requirements of the Talisker Club; or (ii) twelve months after the Disposition of such lot as permitted under the provisions of Paragraph 3, above.  Conversely, upon Disposition of any such lot by Seller, Seller shall not be entitled to payment or recovery of any amount from Talisker Club related to Talisker Club membership deposits or membership fees, and any Membership not activated as described above shall be forfeited.

5.  Trust Deed.  The performance of Buyer’s obligations under this Addendum shall be secured by a deed of trust (the “Performance Deed of Trust”) encumbering the Property.  The Performance Deed of Trust shall provide, among other things, for the substitution by Buyer, at Buyer’s election, of substitute collateral having a value equal to or greater than, the outstanding amount of the Remainder, and for acknowledgement of Buyer's performance of its obligations and partial releases of the Property as the obligations secured thereby are satisfied.  The form of the Trust Deed will be agreed upon by Seller and Buyer, each acting reasonably.